Exhibit 21.1

Willis Lease Finance Corporation

List of Subsidiaries

State or Jurisdiction
Subsidiary	of Incorporation
Willis Engine Securitization Trust	Delaware

WEST Engine Funding LLC	Delaware

WLFC (Ireland) Limited	Rep. of Ireland

WEST Engine Funding (Ireland) Limited	Rep. of Ireland